Pathward Financial, Inc.TM Announces Completion of $20 Million Subordinated Notes Offering

SIOUX FALLS, S.D., September 26, 2022 – Pathward Financial, Inc.TM (“Pathward Financial”, the “Company”) (Nasdaq: CASH), today announced the completion of a private placement offering of $20 million of its 6.625% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) to certain qualified institutional buyers and accredited investors. The Notes will initially bear interest at a fixed annual rate of 6.625% per annum, payable semi-annually in arrears for the first five years, and will reset quarterly thereafter, to the then-current three-month SOFR rate plus 314 basis points, payable quarterly in arrears. The Notes will mature on September 30, 2032, unless earlier redeemed. Beginning on September 30, 2027, the Notes may be redeemed, in whole or in part, at the Company's option subject to regulatory approval, on any scheduled interest payment date. Prior to September 30, 2027, the Notes may be redeemed, in whole but not in part, at any time upon certain other specified events.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with each of the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the "Securities Act"), with substantially the same terms as the Notes (the "Exchange Offer").

"We are pleased to announce the successful completion of our subordinated debt offering," commented CEO, Brett Pharr. "The positive response of our investors speaks not only to the attractive nature of this offering, but also the Company’s strength and outlook. This transaction strengthens our ability to continue to deliver shareholder value while maintaining strong capital levels and continuing to serve our mission of powering financial inclusion for all."

The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes. The Notes were issued under an indenture with UMB Bank, N.A., as trustee. The Company intends to use the net proceeds of the offering for general corporate purposes and potential repurchases of the Company's common stock.

The Notes, which constitute unsecured subordinated indebtedness of Pathward Financial, were rated BBB (stable) by Kroll Bond Rating Agency, LLC.

Piper Sandler Companies acted as sole placement agent for the offering.

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase any security of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or fund.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements about the anticipate use of net proceeds from the offering, the quotations from Brett Pharr, the Exchange Offer and other matters. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “plan,” “project,” “believe,” “expect,” “continue,” “will,” “anticipate,” “intend,” “would,” “estimate,” target,” “potential,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements as a result of various risks, uncertainties and other factors. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see our SEC filings, including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of Pathward or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

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About Pathward Financial, Inc.TM
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, Pathward™, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to the individuals and businesses. Learn more at www.pathwardfinancial.com.

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Justin Schempp
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jschempp@metabank.com

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